Hydrogen Engine Center Annual Meeting Showcases Tangible Technologies

For Immediate Release - May 31, 2007 - Algona, IA - At its annual meeting held May 30th in Algona, Iowa, Hydrogen Engine Center, Inc. (HYEG.OB) (HEC) showcased newly developed tangible technologies™ that offer alternative energy solutions to the world’s energy needs. Attendees at the meeting had the opportunity to see, touch, and witness operation of a number of exciting products based on the company’s technological developments.

Guests witnessed a 60kW hydrogen-powered generator that provides all of the electrical power needed to operate the company’s dynamometer testing facility. Guests also witnessed an ammonia-fueled Oxx Power™ engine running in HEC’s fully operational dyno room. Company officers showcased this technology by running one of its six-cylinder, Oxx Power™ engines first on hydrogen alone, and then on a combination of 5% hydrogen and 95% ammonia. The increase in power with the substitution of the ammonia was dramatic. This tangible technology™ is one example of HEC’s solutions to the world’s need for carbon-free, independent sources of energy. The ammonia-powered engine could also solve the issue of having large amounts of hydrogen stored at high pressure or at cryogenic temperatures in liquid form, which the company believes is key to commercializing carbon-free power products.

Another example is a 23.3 liter laminated engine design that was conceived and built in the Algona facilities. Ted Hollinger, President of the company, explains that the company plans to incorporate this unique technology into its 4 + 1™ gensets, increasing the green power generation capacity of that unit from 250kW to potentially one megawatt (1000kW). With such an increase in capacity, the 4 + 1™ solution can provide green energy solutions to a wider variety of end-users, including farms, villages, and factories. In addition, it has the potential to match wind power turbine production on a one-for-one basis, which makes it complementary from an installation and power production basis.

Mr. Hollinger announced the completion of eleven patent applications, six of which have been filed with the US patent office. The remaining five applications will be filed by company counsel as promptly as possible. The company believes these patents will further secure HEC’s position as an industry leader in cost competitive alternative energy systems.

Don Vanderbrook, Chief Operating Officer, outlined company plans for the year ahead, which include the advancement of the ammonia-powered HEC engines as well as strategic and tactical plans of how the company will move forward with new and existing products. Sandy Batt, Chief Financial Officer, reviewed the company’s financial history. Dr. Robert Graupner, with PureGeneration, discussed potential collaborations with HEC, concentrating on PureGeneration’s efforts in the development of guanidine, a solid fuel that will release ammonia with the addition of water. Guanidine in solid form has potential to eliminate the safety issues associated with transporting ammonia.

Further information regarding the meeting will be available on the company’s website in the near future.

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of required capital, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:
Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.783.3707